                                                                      EXHIBIT 12

                            VASTAR RESOURCES, INC.
               STATEMENT SETTING FORTH DETAIL OF COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)

                                                   For the three
                                                   months ended
                                                     March 31,
                                                   -------------
                                                    2000    1999
                                                    ----    ----
                                              (Millions of dollars,
                                              except ratio amounts)
Income (loss) from continuing operations
   before income taxes, minority
   interest and cumulative effect of
   change in accounting principle(1)...............$ 82.4   $(5.4)

Fixed Charges:
   Interest expense charged to income,
     and portion of rentals
     representative of interest....................  15.8    21.6
   Capitalized Interest............................   1.8     ---
                                                    -----   -----
Total fixed charges(2).............................  17.6    21.6
                                                    -----   -----
Earnings (1) + (2)                                 $100.0   $16.2
                                                   ======   =====
Ratio of earnings to fixed charges                    5.7     0.8
                                                   ======   =====



The Company has no issuances of preferred stock.